Exhibit 99.1

Viking Therapeutics Reports Fourth Quarter and Year-End 2020 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

•	Phase 2b VOYAGE Study Evaluating VK2809 for the Treatment of NASH Continues to Enroll

•	Phase 1 Trial Evaluating VK0214 Ongoing; Expect to Initiate Proof-of-Concept Trial in X-ALD Patients Mid-2021

•	Balance Sheet Remains Strong; Year-End Cash Approximately $250 Million

SAN DIEGO, February 17, 2021 -- Viking Therapeutics, Inc. (Viking) (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the fourth quarter and year ended December 31, 2020, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter and Year Ended December 31, 2020:

“2020 was a strong and productive year for Viking,” stated Brian Lian, Ph.D., chief executive officer of Viking.  “Despite the challenges posed by the global pandemic, we continued to open clinical sites and proceed with enrollment in our 52-week Phase 2b VOYAGE trial evaluating VK2809 in patients with NASH and fibrosis.  Importantly, in the face of a COVID-19 resurgence in recent months, the majority of our U.S. sites remain open, and we continue to add both U.S. and ex-U.S. sites.  We currently expect to complete enrollment in the second half of 2021.  With respect to our VK0214 program for X-linked adrenoleukodystrophy, we made excellent progress in 2020 and were pleased to announce last fall the initiation of a first-in-human study with this important molecule.  Pending successful completion of the Phase 1 single ascending and multiple ascending dose study, we plan to initiate a Phase 1b trial in X-ALD patients.  On the personnel side, we recently announced the appointment of Marianne Mancini to the position of COO and Greg Zante to CFO.  Both Marianne and Greg have exhibited strong leadership in the management of Viking’s clinical operations and financial strategy, respectively, and we are pleased to appoint them to these roles within the organization.”

Pipeline and Corporate Highlights

•

Phase 2b VOYAGE study evaluating VK2809 in biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis continues to enroll; new sites opened in the U.S. and Europe. VK2809 is an orally available small molecule agonist of the thyroid hormone receptor that possesses selectivity for liver tissue, as well as the beta receptor subtype, and has demonstrated promising therapeutic potential in a range of lipid disorders, including NASH.  The company’s ongoing Phase 2b VOYAGE trial is a randomized, double-blind, placebo-controlled, multicenter study designed to assess the efficacy, safety and tolerability of VK2809 in patients with biopsy-confirmed NASH and fibrosis ranging from stages F1 to F3.  The study is targeting enrollment of approximately 340 patients across five treatment arms: 1.0 mg daily; 2.5 mg daily; 5.0 mg every other day; 10.0 mg every other day; and placebo.  The primary endpoint of the study will evaluate the relative change in liver fat content, as assessed by magnetic resonance imaging, proton density fat fraction (MRI-PDFF) from baseline to Week 12 in subjects treated with VK2809, as compared to placebo.  Secondary objectives include evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of dosing.

During the fourth quarter of 2020, the company continued to enroll at our U.S. sites, and opened new clinical sites outside the U.S.  The resurgence of the pandemic in recent months continues to impact enrollment projections.  As a result, the company now expects to complete enrollment of this trial in the second half of 2021.

•

New data from prior VK2809 Phase 2 trial highlighted in EASL podium presentation.  In the third quarter of 2020, new data from the company’s prior 12-week Phase 2 study evaluating VK2809 in patients with non-alcoholic fatty liver disease and hypercholesterolemia were highlighted in a podium presentation at the annual meeting of the International Liver Conference (EASL).  These data demonstrated that patients treated with VK2809 continued to experience durable, statistically significant reductions in liver fat content at Week 16, four weeks after completion of dosing in the 12-week study.  The results showed that among VK2809-treated patients, the median reduction in liver fat content was maintained at 45.4% at Week 16, compared to an 18.7% reduction for placebo (p=0.0053).  Additionally, at Week 16, 70.4% of all VK2809-treated patients maintained a response, defined as experiencing ≥ 30% relative reduction from baseline in liver fat content (p=0.0083).  Of note, 100% of patients receiving 5 mg daily doses of VK2809 demonstrated a response at Week 16.

The presentation also highlighted additional Week 12 results that demonstrated significant reductions in liver fat content among patients receiving VK2809 as compared to placebo regardless of the presence of common risk factors for NASH, including baseline levels of alanine aminotransferase (ALT) above the upper limit of normal (ALT > xULN), body mass index (BMI) ≥ 30, hypertension and Hispanic ethnicity.

The overall results from this study, including these durability data, as well as the observed consistent efficacy across high risk subgroups, provide strong rationale for further development of VK2809 in the setting of NASH.

•

Phase 1 SAD/MAD Study of VK0214 Ongoing; Expect to Initiate Proof-of-Concept Trial in X-ALD Patients in Mid-2021.  VK0214 is a novel, orally available thyroid hormone receptor beta agonist being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a devastating disease for which there is currently no therapeutic treatment.  To date, findings from in vitro and in vivo studies have demonstrated that administration of VK0214 results in a significant reduction of very long chain fatty acids in both plasma and tissue, key biomarkers of disease, suggesting a potential therapeutic benefit.

In the third quarter of 2020, the company initiated a Phase 1 first-in-human trial of VK0214.  The Phase 1 trial is a randomized, double-blind, placebo-controlled, single ascending dose (SAD) and multiple ascending dose (MAD) study in healthy subjects. The primary objectives of the study include evaluation of the safety, tolerability, and pharmacokinetics of single and multiple oral doses of VK0214, as well as the identification of VK0214 doses for potential clinical development in the setting of X-ALD.  The company expects to complete the SAD/MAD study in the first half of 2021.  Pending evaluation of the results, Viking plans to initiate a Phase 1b proof-of-concept trial in patients with X-ALD.

•

Key appointments to senior management team.  Viking recently announced the appointments of Marianne Mancini as the company’s chief operating officer, and Greg Zante as chief financial officer.  Over the years, Ms. Mancini and Mr. Zante have exhibited strong leadership in clinical operations and financial strategy, respectively.

Prior to her appointment as COO, Ms. Mancini served as Viking’s senior vice president of clinical operations.  She has more than 30 years of experience in the pharmaceutical and biotech industry, and has overseen the clinical advancement of the company’s VK2809, VK0214, and VK5211 programs.  As COO, Ms. Mancini is responsible for key clinical and regulatory activities related to our pipeline programs.

Mr. Zante has nearly 25 years of financial management experience at public and private companies in the biotechnology and accounting industries, and most recently served as Viking's senior vice president of finance.  Mr. Zante’s contributions to the company’s financial strength and stability have well-positioned Viking to achieve important clinical milestones with both lead candidates.  As CFO, Greg plays an important role in the management of the company’s financial, business development and investor relations activities.

•	Balance sheet remains strong with approximately $250 million in cash. Viking completed the fourth quarter of 2020 with $248.4 million in cash, cash equivalents and short-term investments.

•	Upcoming investor events. Viking management will participate in the following upcoming investor events, all of which will be virtual:

10th Annual SVB Leerink Global Healthcare Conference
Dates: February 24 - 26, 2021

Raymond James 2021 Institutional Investors Conference
Dates: March 1 - 3, 2021

H.C. Wainwright Global Life Sciences Conference

Dates: March 9 – 10, 2021

33rd Annual Roth Conference

Dates: March 15 – 17, 2021

Oppenheimer’s 31st Annual Healthcare Conference

Dates: March 16 – 17, 2021

20th Annual Needham Healthcare Conference

Dates: April 12 – 15, 2021

Fourth Quarter and Full-Year 2020 Financial Highlights

Fourth Quarter Ended December 31, 2020 and 2019

Research and development expenses for the three months ended December 31, 2020 were $9.0 million compared to $6.5 million for the same period in 2019.  The increase was primarily due to increased expenses related to clinical studies, salaries and benefits and stock-based compensation, partially offset by decreased expenses related to manufacturing for the company’s drug candidates and services provided by third-party consultants.

General and administrative expenses for the three months ended December 31, 2020 were $2.2 million compared to $2.4 million for the same period in 2019.  The decrease was primarily due to decreased expenses related to legal and patent services, professional fees and salaries and benefits, partially offset by increased expenses related to insurance.

For the three months ended December 31, 2020, Viking reported a net loss of $10.9 million, or $0.15 per share, compared to a net loss of $7.5 million, or $0.10 per share, in the corresponding period in 2019.  The increase in net loss and net loss per share for the three months ended December 31, 2020 was primarily due to the increase in research and development expenses, partially offset by a decrease in general and administrative expenses, as noted previously, as well as decreased interest income primarily due to the decline in interest rates available throughout the fourth quarter of 2020 as compared to prevailing interest rates during the fourth quarter of 2019.

Twelve Months Ended December 31, 2020 and 2019

Research and development expenses for the twelve months ended December 31, 2020 were $31.9 million compared to $23.6 million for the same period in 2019.  The increase was primarily due to increased expenses related to clinical studies, salaries and benefits, stock-based compensation and manufacturing for the company’s drug candidates, partially offset by decreased expenses related to services provided by third-party consultants, pre-clinical studies and travel.

General and administrative expenses for the twelve months ended December 31, 2020 were $10.7 million compared to $9.1 million for the same period in 2019.  The increase was primarily due to increased expenses related to stock-based compensation, salaries and benefits and insurance, partially offset by decreased expenses related to services provided by third-party consultants, professional fees, legal and patent expenses, and travel.

For the twelve months ended December 31, 2020, Viking reported a net loss of $39.5 million, or $0.54 per share, compared to a net loss of $25.8 million, or $0.36 per share, in the corresponding period in 2019.  The increase in net loss and net loss per share for the twelve months ended December 31, 2020 was primarily due to the increases in research and development and general and administrative expenses noted previously, as well as decreased interest income primarily due to the decline in interest rates throughout the twelve months ended December 31, 2020 as compared to prevailing interest rates during same period in 2019.

Balance Sheet as of December 31, 2020

At December 31, 2020, Viking held cash, cash equivalents and short-term investments of $248.4 million, compared to $275.6 million as of December 31, 2019.

Conference Call

Management will host a conference call to discuss the company’s fourth quarter and year-end 2020 financial results today at 4:30 pm Eastern.  To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until February 24, 2021 by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID #10150687.  Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts.  An archive of the webcast will also be available on the Webcasts page of the company’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel, orally available, first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders.  Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives.  The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis.  In a Phase 2 trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo.  The company is also developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD).  VK0214 is currently being evaluated in a Phase 1 first-in-human clinical trial.  The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including those noted above, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com. Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its development activities, timelines and milestones, including the company’s expected timing for the potential initiation and completion of clinical studies in X-ALD for VK0214 and plans for completion of the company’s VOYAGE Phase 2b study, as well as the company's goals and plans regarding VK0214, VK2809 and their respective prospects. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2809 and VK0214; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; risks related to the COVID-19 pandemic; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof.  Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	9,048	6,451	31,931	23,559
General and administrative	2,217	2,422	10,731	9,128
Total operating expenses	11,265	8,873	42,662	32,687
Loss from operations	(11,265)	(8,873)	(42,662)	(32,687)
Other income (expense):
Amortization of financing costs	(21)	(46)	(106)	(146)
Interest income, net	313	1,469	3,233	7,050
Realized gain on investments	25	—	40	4
Total other income, net	317	1,423	3,167	6,908
Net loss	(10,948)	(7,450)	(39,495)	(25,779)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	(8)	(145)	(66)	435
Comprehensive loss	$(10,956)	$(7,595)	$(39,561)	$(25,344)
Basic and diluted net loss per share	$(0.15)	$(0.10)	$(0.54)	$(0.36)
Weighted-average shares used to compute basic and diluted net loss per share	72,896	72,115	72,597	71,959

Viking Therapeutics, Inc.

Balance Sheets

(In thousands, except share and per share amounts)

	December 31, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$29,117	$8,377
Short-term investments – available for sale	219,269	267,261
Prepaid clinical trial and preclinical study costs	7,276	7,458
Prepaid expenses and other current assets	442	405
Total current assets	256,104	283,501
Right-of-use assets	321	598
Deferred public offering and other financing costs	48	128
Deposits	29	29
Total assets	$256,502	$284,256
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$3,988	$2,431
Other accrued liabilities	7,811	4,044
Lease liability, current	330	302
Total current liabilities	12,129	6,777
Lease liability, net of current portion	29	360
Total long-term liabilities	29	360
Total liabilities	12,158	7,137
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at December 31, 2020 and 2019; no shares issued and outstanding at December 31, 2020 and 2019	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at December 31, 2020 and 2019; 73,215,940 shares issued and outstanding at December 31, 2020 and 72,413,602 shares issued and outstanding at December 31, 2019	1	1
Additional paid-in capital	412,589	405,803
Accumulated deficit	(168,192)	(128,697)
Accumulated other comprehensive income (loss)	(54)	12
Total stockholders’ equity	244,344	277,119
Total liabilities and stockholders’ equity	$256,502	$284,256

Contacts:

Viking Therapeutics

Michael Morneau

858-704-4660

mmorneau@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com